Exhibit 99.1

Orexigen Therapeutics Reports Financial Results for the Second Quarter Ended June 30, 2012

San Diego, CA, August 7, 2012 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced financial results for the second quarter of 2012. For the three months ended June 30, 2012, Orexigen reported a net loss of $16.7 million, or $0.25 per share, as compared to a net loss of $7.6 million, or $0.16 per share, for the second quarter of 2011. As of June 30, 2012, Orexigen had $67.4 million in cash and cash equivalents and an additional $58.8 million in marketable securities, for a total of $126.2 million.

Total operating expenses for the second quarter of 2012 were $17.6 million compared to $8.3 million for the second quarter of 2011. This overall increase in operating expenses reflects an increase in research and development expenses associated with the conduct of the Light Study, the Contrave® cardiovascular outcomes trial.

“We are pleased to see that the coordinated effort of our team and our partners is resulting in terrific progress for the Light Study, which continues to rapidly enroll the targeted patient population,” said Michael Narachi, president and CEO of Orexigen. “We remain focused on doing everything we can to pull forward the time to resubmission of the Contrave NDA.”

“We are encouraged that the FDA has recently approved two weight loss drugs, and we congratulate our colleagues at Arena and Vivus on their recent success,” Narachi continued. “With a pipeline of two late stage obesity therapeutics, this is clearly also good news for Orexigen.”

Product candidate update:

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Contrave® (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR) for the treatment of obesity: In the second quarter, Orexigen initiated the Light Study which is designed to be conducted at approximately 300 sites in the United States. The primary objective of the double blind, randomized, placebo controlled Light Study, which Orexigen is conducting under a Special Protocol Assessment with the FDA (United States Food and Drug Administration), is to rule out excess cardiovascular risk in overweight and obese patients receiving Contrave. Within six weeks of initiation in early June, more than 1,500 patients had enrolled into the trial, and Orexigen now expects to complete enrollment of patients required for the interim analysis of the Light Study in the first quarter of 2013. An interim analysis and New Drug Application resubmission is planned once at least 87 major adverse cardiovascular events (MACE) have occurred, which is anticipated in the second half of 2013. Orexigen has licensed North American rights to Contrave to partner, Takeda Pharmaceutical U.S.A.

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Empatic™, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: In Phase II clinical trials Empatic demonstrated robust weight loss of as much as 9.9% after completing six months of treatment. Before advancing Empatic into Phase III clinical development, Orexigen awaited completion of the FDA review of another weight loss combination drug containing an anticonvulsant, topiramate, which like zonisamide, is known to carry risk of birth defects. Orexigen believes that the recent approval of the weight loss drug containing topiramate and the package insert clarifies the potential viability of Empatic. The Company is planning to meet with the FDA later this year to discuss Empatic Phase III clinical development plans as well as whether Empatic may need a separate cardiovascular outcomes trial distinct from the Company’s ongoing Light Study which is evaluating Contrave. In prior correspondence, the FDA has communicated that since both compounds contain bupropion, reassuring results from the Light Study may sufficiently characterize the cardiovascular risk of Empatic, so long as the weight loss and blood pressure/heart rate data for Empatic are similar to or more favorable than those of Contrave. Orexigen owns worldwide rights to Empatic.

Conference Call Today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2012 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 771-4371 (domestic) or (847) 585-4405, participant code 33012560. The webcast can be accessed live on the investor relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Contrave®

Contrave (naltrexone SR/bupropion SR) is an investigational medication being evaluated for weight loss. Contrave has been studied to date in clinical trials enrolling more than 4,500 people and was developed by Orexigen to reduce appetite, help control cravings, increase metabolism and improve control over eating behaviors. Contrave has been shown to help people lose weight and keep it off for up to one year. In previous clinical trials, 53% of study participants taking Contrave and 21% of those taking placebo lost 5% or more of their body weight over the 12 month trial duration. Many patients saw noticeable improvements in cholesterol levels and blood sugar control, as well as smaller waistlines. Those who combined Contrave with diet and exercise experienced the most reduction in body weight. There is no guarantee that Contrave will make patients lose weight. Contrave was generally well tolerated in clinical trials. In the Contrave clinical development program, the most frequent adverse events for Contrave were nausea, constipation, headache, vomiting, dizziness, insomnia, dry mouth, and diarrhea. These were mostly mild to moderate in severity and did not last long.

About Empatic™

In a 729 patient Phase IIb clinical trial, patients who completed 24 weeks of Empatic360 (bupropion SR 360 mg/zonisamide SR 360 mg) therapy lost 9.9% of their baseline body weight, or 22 pounds, compared to 1.7% for placebo patients (p<0.001). Of patients who completed 24 weeks of therapy on Empatic360, 82.6% lost at least 5% of their baseline body weight and 47.7% lost at least 10% of their baseline body weight compared to 18.9% and 5.7% of placebo patients, respectively (p<0.001 for both). The most commonly reported adverse events for all Empatic patients were headache, insomnia and nausea. The most common adverse events leading to discontinuation were insomnia, headache and nausea. Adverse events and laboratory findings appeared to be consistent with the individual components of Empatic. There were no serious adverse events attributed by investigators to study drug. There were no clinically meaningful differences between Empatic and placebo on measures of cognitive function, depression, suicidality or anxiety.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave, which has completed Phase III clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic™, has completed Phase II clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding the timing of enrollment and MACE events in the Light Study and the subsequent resubmission of the NDA for Contrave, the development of Empatic and planned meeting with the FDA, the possibility that a cardiovascular outcomes trial will be needed for Empatic, and the commercial potential of Contrave and Empatic. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: Orexigen’s ability to conduct the Light Study and the progress and timing thereof; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese subjects treated with Contrave does not adversely affect the product candidate’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Light Study or Phase III trials for Empatic; the Special Protocol Assessment (SPA) is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; the potential for the FDA to not approve Contrave or Empatic; the potential for early termination of the collaboration agreement between Orexigen and Takeda; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of an NDA for Contrave or an NDA for Empatic; the therapeutic and commercial value of Contrave or Empatic; Orexigen’s ability to maintain sufficient capital; and other risks described in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission May 10, 2012 and which is available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	WCG
(858) 875-8629	(510) 703-9491
SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$67,366	$101,749
Investment securities, available-for-sale	58,831	45,844
Prepaid expenses and other current assets	2,326	1,126

Total current assets	128,523	148,719
Property and equipment, net	242	439
Restricted cash	177	542

Total assets	$128,942	$149,700

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$8,414	$4,277
Deferred revenue, current portion	3,429	3,429

Total current liabilities	11,843	7,706
Deferred revenue, less current portion	40,286	42,000
Other long-term liabilities	178	288
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at June 30, 2012 and December 31, 2011; no shares issued and outstanding at June 30, 2012 and December 31, 2011	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at June 30, 2012 and December 31, 2011; 67,947,519 and 61,285,514 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	68	61
Additional paid-in capital	450,362	446,357
Accumulated other comprehensive income (loss)	(10)	(2)
Accumulated deficit	(373,785)	(346,710)

Total stockholders’ equity	76,635	99,706

Total liabilities and stockholders’ equity	$128,942	$149,700

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Collaborative agreement	$857	$857	$1,714	$1,714
License revenue	0	0	0	971

Total revenues	857	857	1,714	2,685
Operating expenses:
Research and development	12,822	3,131	19,622	9,698
General and administrative	4,742	5,204	9,254	11,963

Total operating expenses	17,564	8,335	28,876	21,661

Loss from operations	(16,707)	(7,478)	(27,162)	(18,976)
Other income (expense):
Interest income	46	11	89	26
Interest expense	—	(101)	(2)	(221)

Total other income (expense)	46	(90)	87	(195)

Net loss	$(16,661)	$(7,568)	$(27,075)	$(19,171)

Net loss per share - basic and diluted	$(0.25)	$(0.16)	$(0.40)	$(0.40)

Shares used in computing net loss per share – basic and diluted	67,780	48,082	66,885	47,975